Exhibit 10.7

ADDENDUM

CONSULTING AGREEMENT

Dated October 8, 2004

Notwithstanding anything to the contrary set forth in the Consulting Agreement Dated October 8, 2004 between Castle Arch Real Estate Investment Company, L.L.C. and Robert D. Geringer, the following provisions shall supersede and apply to the Consulting Agreement as of October 8, 2004:

4.01. Base Consulting Fee. As base compensation for all services to be rendered by Officer under this Agreement during the Term, Castle Arch shall pay to Officer a monthly base Consulting Fee of $25,000 per month, (such Consulting Fee, as it may be increased from time to time, being the "Base Consulting Fee"). Officer's Base Consulting Fee shall be paid in accordance with Castle Arch's normal payroll procedures and policies, as such procedures and policies may be modified from time to time, but in no event shall such payments be made less than monthly. From time to time, the Board shall consider an increase of Officer's Base Consulting Fee. Such increase shall be in the sole discretion of the Board, or by the compensation committee upon its creation.

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed individually or by their duly authorized officers as of this 18th day of March 2005.

Castle Arch Real Estate

Officer

Investment Company, L.L.C.

/s/ Kirby D. Cochran

/s/ Robert D. Geringer

By: Kirby D. Cochran

Robert D. Geringer

Its: Chief Executive Officer